Exhibit 99.1

Actuant Announces Leadership Consolidation

MILWAUKEE--(BUSINESS WIRE)--September 14, 2017--Actuant Corporation (NYSE:ATU) today announced a change to its executive leadership structure as part of its ongoing plan to drive profitable growth.

The Company has made the decision to consolidate the executive leadership of the Energy and Industrial segments to drive further scale and leverage across the organization. On an interim basis, Randal W. Baker, President and Chief Executive Officer, will lead the combined segments. The Company will conduct a comprehensive search for a permanent replacement. In conjunction with this consolidation, Stephen J. Rennie will be leaving the organization.

As a result of this segment combination, further consolidation and streamlining of various functional roles within these segments are expected to occur to de-layer, speed decision making, and improve the cost structure.

Randal W. Baker, President and Chief Executive Officer of Actuant, stated, “The consolidation and simplification of leadership and other roles will forge a stronger, more direct connection across the company and accelerate achievement of our long term strategies. I believe this will create more responsive and action oriented teams to drive growth and react effectively to market conditions. I want to thank Steve for his many contributions to Actuant during his tenure.”

The above changes have no impact on Actuant’s external financial reporting structure. The company will continue to report three segments – Industrial, Energy and Engineered Solutions.

Actuant expects to record severance and other termination charges in its fiscal 2018 first quarter financial results in concert with this and other previously announced leadership changes. An update to restructuring efforts will be provided with Actuant’s fourth quarter fiscal 2017 financial results which will be released on September 27, 2017.

About Actuant

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562